                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
                                             [ ]  Confidential, For Use of the
[ ]  Preliminary Proxy Statement                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2)).
[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material under Rule 14a-12

                               Lexar Media, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

          ----------------------------------------------------------------------

                                [LOGO OF LEXAR]

                                April 30, 2001

To our stockholders:

   You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Lexar Media, Inc. to be held at the Fremont Marriott, 46100 Landing Parkway, Fremont, California on Tuesday, June 5, 2001 at 9:00 a.m., local time.

   The matters to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

   Please use this opportunity to take part in Lexar Media's affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

   We hope to see you at the meeting.

                                          Sincerely,


                                          /s/ John H. Reimer
                                          John H. Reimer

                                          President and Chief Executive
                                           Officer

                               Lexar Media, Inc.
                             47421 Bayside Parkway
                           Fremont, California 94538

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

To our stockholders:

   The 2001 Annual Meeting of Stockholders of Lexar Media, Inc. will be held at the Fremont Marriott, 46100 Landing Parkway, Fremont, California on Tuesday, June 5, 2001 at 9:00 a.m., local time.

   At the meeting, you will be asked to consider and vote upon the following matters:

   1. The election of two Class I directors, each for a term of three years and until his successor has been elected and qualified or until his earlier resignation, death or removal. At the meeting, our board of directors intends to present the following nominees for election as Class I directors:

                                  John A. Rollwagen
                                  William J. Stewart

   2. A proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2001.

   3. To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

   These items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on April 10, 2001 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

                                          By Order of the Board of Directors

                                          /s/ Eric S. Whitaker
                                          Eric S. Whitaker
                                          Vice President and General Counsel

Fremont, California
April 30, 2001

Whether or not you plan to attend the meeting in person, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting.

                               Lexar Media, Inc.
                             47421 Bayside Parkway
                           Fremont, California 94538

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                April 30, 2001

   The accompanying proxy is solicited on behalf of the board of directors of Lexar Media, Inc., a Delaware corporation, for use at the 2001 Annual Meeting of Stockholders to be held at the Fremont Marriott, 46100 Landing Parkway, Fremont, California on Tuesday, June 5, 2001 at 9:00 a.m., local time. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about May 9, 2001. Our annual report, which contains portions of our Form 10-K for our fiscal year ended December 31, 2000, is enclosed with this proxy statement.

Record Date; Quorum

   Only holders of record of common stock at the close of business on April 10, 2001 will be entitled to vote at the meeting. At the close of business on the record date, we had approximately 60,230,375 shares of common stock outstanding and entitled to vote.

   A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Voting Rights; Required Vote

   Stockholders are entitled to one vote for each share held as of the record date. The Class I directors will be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Negative votes will not affect the outcome of the election of directors. Approval of proposal No. 2 ratifying the selection of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2001 requires the affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and are voted for or against the proposal. Abstentions and broker non-votes will not affect the outcome of the vote on either of the proposals. The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal.

Voting of Proxies

   The proxy sent with this proxy statement is solicited on behalf of our board of directors. We ask all stockholders to complete, date and sign the proxy and promptly return it in the enclosed envelope or otherwise mail it to Lexar Media. All signed, returned proxies that are not revoked will be voted in accordance with the instructions in the proxy. Returned signed proxies that give no instructions as to how they should be voted on a particular proposal will be counted as votes "for" that proposal. In the case of the election of directors, proxies that give no instructions as to how they should be voted will be counted as voted "for" election to the board of each of the nominees presented by the board.

Adjournment of Meeting

   If we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitations of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

   We will pay the expenses of soliciting proxies for the meeting. After the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph, facsimile, email or in person. After the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

   A stockholder may revoke a proxy at any time before it is voted. A proxy may be revoked by signing and returning a proxy with a later date, by delivering a written notice of revocation to us stating that the proxy is revoked or by attending the meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

   Our board of directors currently consists of seven directors. The board is divided into three classes that serve staggered three-year terms. A director serves in office until his successor is elected and qualified or until his earlier resignation, death or removal. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

   Two Class I directors are to be elected at the meeting for a three-year term ending in 2004. The board has nominated John A. Rollwagen and William J. Stewart for reelection as the Class I directors. Shares represented by the accompanying proxy will be voted "for" the election of the two nominees recommended by the board unless the proxy is marked to withhold authority to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a director.

Directors/Nominees

   The table below presents information about the nominees.

                                                                       Director
   Name of Director   Age            Principal Occupation               Since
   ----------------   ---            --------------------              --------
 John A. Rollwagen...  60 Business and investment advisor                1998
 William J. Stewart..  40 President of Asia Pacific Ventures;            1998
                          general partner of APV Technology Partners

   The table below presents information about each director whose term of office continues after the meeting.

                                                                         Term
   Name of Director   Age            Principal Occupation              Expires
   ----------------   ---            --------------------              --------
 William T. Dodds....  53 Vice President and Secretary of The            2002
                          Woodbridge Company Limited; Vice President
                          and Secretary of Thomvest Holdings Inc.
 Brian D. Jacobs.....  39 Executive Vice President and general           2002
                          partner of St. Paul Venture Capital, Inc.
 Eric B. Stang.......  41 Chief Operating Officer of Lexar Media         2002
 Petro Estakhri......  43 Chief Technology Officer and Executive         2003
                          Vice President, Engineering of Lexar Media
 John H. Reimer......  43 President and Chief Executive Officer of       2003
                          Lexar Media

   John A. Rollwagen has served as a member of our board of directors since February 1998. Since December 1999, Mr. Rollwagen has been independently employed as a business and investment advisor. From May 1993 to December 1999, Mr. Rollwagen was a venture partner with St. Paul Venture Capital, Inc. From 1981 to January 1993, Mr. Rollwagen served as the Chairman and Chief Executive Officer of Cray Research, Inc., a worldwide supplier of supercomputers. Mr. Rollwagen was a founding member of the Computer Systems Policy Project, an organization of chief executive officers of 12 leading computer systems companies in the United States that was created to identify and advocate industry positions on trade and technology policy. Mr. Rollwagen also serves on the boards of directors of Computer Network Technology Corporation, a supplier of computer networking hardware and software, and Diva Systems, a video-on-demand service provider. Mr. Rollwagen holds a B.S. in electrical engineering from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School.

   William J. Stewart has served as a member of our board of directors since February 1998. Mr. Stewart has been the President of Asia Pacific Ventures, a consulting and technology transfer firm that he founded, since October 1989. Mr. Stewart is also a general partner of APV Technology Partners, a venture capital firm. Mr. Stewart also serves on the board of directors of Certicom Corporation, a provider of encryption technology for computing and communication applications, as well as the boards of directors of several private companies. Mr. Stewart holds a B.A. in economics from St. Anselm College and an M.B.A. from Suffolk University.

   William T. Dodds has served as a member of our board of directors since February 1998. Since February 1980, Mr. Dodds has been a Vice President of The Woodbridge Company Limited, a Toronto, Canada based holding company. The Woodbridge Company Limited owns a majority interest in The Thomson Corporation, an information publishing company. Mr. Dodds is also Vice President and Secretary of Thomvest Holdings Inc., a venture capital firm. Mr. Dodds also serves on the board of directors of Certicom Corporation. Mr. Dodds holds a B.A. in economics from the University of Waterloo and has a Canadian Chartered Accountant's Designation.

   Brian D. Jacobs has served as a member of our board of directors since February 1998. Mr. Jacobs has been a general partner and Executive Vice President of St. Paul Venture Capital, Inc., a venture capital firm, since 1992. Mr. Jacobs serves on the boards of directors of several private companies. Mr. Jacobs hold a B.S. and an M.S. in mechanical engineering from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

   Eric B. Stang has served as our Chief Operating Officer since joining us in November 1999 and as a director since January 2000. From June 1998 to November 1999, Mr. Stang was Vice President and General Manager of the Radiation Therapy Products Division of ADAC Laboratories, a medical equipment and software company. From April 1990 to May 1998, he worked for Raychem Corporation, a material science company, where his last position was Director of Operations. Prior to joining Raychem, Mr. Stang co-founded Monitor Company Europe Limited, an international strategic consulting firm, and worked for McKinsey and Company as a management consultant. Mr. Stang holds a B.A. in economics from Stanford University and an M.B.A. from the Harvard Business School.

   Petro Estakhri has served as our Chief Technology Officer since April 1999 and as our Chairman and Executive Vice President, Engineering since August 1997. Mr. Estakhri also served as our Vice President, Systems from September 1996 to August 1997. From January 1993 to August 1996, Mr. Estakhri served as the Senior Director of Solid State Controller Engineering at Cirrus Logic, a supplier of analog and mixed-signal chip solutions. Mr. Estakhri is a co-author of many patents related to magnetic media, flash storage controller and systems architecture. Mr. Estakhri holds a B.S. and an M.S. in electrical and computer engineering from the University of California at Davis.

   John H. Reimer has served as our President and Chief Executive Officer since joining us in August 1997 and as a director since May 1997. From May 1994 to August 1997, Mr. Reimer served as the Senior Director of WorldWide Operations for the Mobile Computing Products Division of Motorola, Inc., a communications company. Prior to that time, Mr. Reimer served as the Vice President of Marketing at SanDisk Corporation, a supplier of flash data storage. Mr. Reimer was a founder and four-time Chairman of Personal Computer Memory Card International Association, the organization that sets the worldwide standard for PC Cards. Mr. Reimer has also held management positions at Texas Instruments and Fujitsu Microelectronics. Mr. Reimer holds a B.S. in electrical engineering from the University of Illinois at Champaign.

Composition of Board of Directors

   Our certificate of incorporation and bylaws currently provide that our board of directors will consist of seven directors divided into three classes, Class I, Class II and Class III, which serve staggered three-year terms. The Class I directors, Messrs. Stewart and Rollwagen, will stand for reelection at the 2001 annual meeting of stockholders as described in this proxy statement. The Class II directors, currently Messrs. Jacobs, Dodds and Stang, will stand for reelection at the 2002 annual meeting of stockholders. The Class III directors, currently Messrs. Reimer and Estakhri, will stand for reelection at the 2003 annual meeting of stockholders. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. This classification of our board could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, control of Lexar Media.

Board of Directors Meetings and Committees

   During 2000, the board of directors met 16 times, including telephone conference meetings. No director attended fewer than 75% of the total number of meetings of the board and the total number of meetings held by all committees of the board on which the director served during the time he served.

   Standing committees of the board include an audit committee and a compensation committee. The board does not have a nominating committee or a committee performing similar functions.

   Audit Committee. The current members of the audit committee are William J. Stewart, William T. Dodds and John A. Rollwagen. Messrs. Stewart, Dodds and Rollwagen are each independent directors as defined by the rules of the Nasdaq Stock Market. The audit committee was established in January 2000 and met three times during 2000. The audit committee reviews and monitors our financial statements and accounting practices, makes recommendations to our board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors.

   Compensation Committee. The current members of the compensation committee are William J. Stewart and Brian D. Jacobs. The compensation committee was established in January 2000 and met five times during 2000 and acted by written consent nine times. The compensation committee reviews salaries and incentive compensation for our officers and employees. The compensation committee also administers the issuance of stock options and other awards under our 2000 Equity Incentive Plan and our 2000 Employee Stock Purchase Plan.

Director Compensation

   Our directors do not receive cash compensation for their services as directors, but are reimbursed for their reasonable and necessary expenses in attending board and committee meetings. Each member of the board who is not our employee, or an employee of a parent, subsidiary or affiliate of ours, is eligible to participate in our 2000 Equity Incentive Plan. Under this plan, the option grants to directors are automatic and nondiscretionary. Each non-employee director who becomes a member of our board of directors will be granted an option to purchase 50,000 shares of our common stock as of the date the director becomes a member of the board. Immediately after each annual meeting of our stockholders, each non-employee director will automatically be granted an additional option to purchase 25,000 shares if the director has served continuously as a member of our board since the date of the director's initial grant and for a period of at least one year before the annual meeting. The board may also make discretionary supplemental grants to a non-employee director, provided that no director may receive options to purchase more than 75,000 shares of our common stock in any calendar year.

   In August 2000, we granted each of Messrs. Rollwagen, Stewart, Dodds and Jacobs a nonqualified stock option to purchase 25,000 shares of our common stock at a price of $8.00 per share. Each option granted to a director under our 2000 Equity Incentive Plan has a ten-year term and will terminate three months after the date the director ceases to be a director or consultant for any reason except death, disability or cause, twelve months if the termination is due to death or disability or immediately if the termination is for cause. The options will vest and become exercisable as to 25% of the shares on the one-year anniversary of the date of grant and as to 2.08333% of the shares each month after that, so long as the non-employee director remains a director or consultant. In the event of our liquidation or dissolution or a change of control of 50% or more of our outstanding stock, the options granted to each non-employee director under this plan will become fully vested and exercisable.

   The board recommends a vote for the election of each nominated director.

     PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

   We have selected PricewaterhouseCoopers LLP as the independent accountants to perform the audit of our financial statements for our fiscal year ended December 31, 2001, and our stockholders are being asked to ratify our selection. PricewaterhouseCoopers LLP or its predecessor has audited our financial statements since our fiscal year ended December 31, 1997. Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

   We estimate that the fees billed to us by PricewaterhouseCoopers LLP for our fiscal year 2000 audit and for the reviews of the financial statements included in our quarterly report on Form 10-Q for the three months ended September 30, 2000 were approximately $201,118, of which $32,430 had been billed through December 31, 2000.

All Other Fees

   We estimate that all other fees billed to us by PricewaterhouseCoopers LLP for fiscal year 2000 were approximately $581,831, of which $544,906 had been billed through December 31, 2000.

                 The board recommends a vote for ratification
                of the selection of PricewaterhouseCoopers LLP.

                         REPORT OF THE AUDIT COMMITTEE

   The following is the report of the audit committee with respect to Lexar Media's audited financial statements for its fiscal year ended December 31, 2000. The material in this report is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any filings.

   The audit committee's purpose is to assist the board of directors in its oversight of Lexar Media's financial accounting, reporting and controls. The board of directors, in its business judgment, has determined that all members of the committee are "independent" as required by the listing standards of the Nasdaq National Market. The committee operates under a charter, which was approved by the board of directors in October 2000 and amended in April 2001. A copy of the current charter is in the Appendix to this proxy statement.

   Management is responsible for the preparation, presentation and integrity of Lexar Media's financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. The audit committee discussed with our independent auditors the overall scope and plans for the audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Lexar Media's internal controls and the overall quality of Lexar Media's financial reporting.

   In performing its oversight role, the audit committee reviewed and discussed the audited financial statements with management and the independent auditors. The committee also discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees. The committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence. Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to below and in its charter, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The audit committee and the board of directors also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as independent accountants.

   The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions referred to above do not assure that the audit of Lexar Media's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers LLP is in fact "independent" as required by the Nasdaq National Market.

Audit Committee:

William T. Dodds
John A. Rollwagen
Willliam J. Stewart

                            PRINCIPAL STOCKHOLDERS

   The following table presents information about the beneficial ownership of our common stock as of April 10, 2001 by:

  . each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

  . each of our directors;

  . each executive officer named in the Summary Compensation Table below; and

  . all directors and executive officers as a group.

   The percentage of beneficial ownership for the table is based on approximately 60,230,375 shares of our common stock outstanding as of April 10, 2001. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o Lexar Media, Inc., 47421 Bayside Parkway, Fremont, California 94538.

   The number of shares beneficially owned by each stockholder is determined under the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has the right to acquire within 60 days after April 10, 2001 through the exercise of any option or warrant. The percentage ownership of the common stock, however, is based on the assumption, required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

                                                           Lexar Media Shares
                                                           Beneficially Owned
                                                          --------------------
                                                          Number of   Percent
   Name of Beneficial Owner                                 Shares   of Shares
   ------------------------                               ---------- ---------
   Directors and Executive Officers:
   Petro Estakhri (1)....................................  2,850,000    4.7%
   John H. Reimer (2)....................................  2,850,000    4.7
   Eric B. Stang (3).....................................    900,000    1.5
   Ronald H. Bissinger (4)...............................    468,750      *
   Eric S. Whitaker (5)..................................    192,500      *
   Brian D. Jacobs (6)
     Entities affiliated with St. Paul Venture Capital,
      Inc. ..............................................  7,390,922   12.2
   William T. Dodds (7)
     Thomvest Holdings Inc. .............................  6,484,388   10.8
   William J. Stewart (8)
     APV Technology Partners II, L.P. ...................  6,184,095   10.3
   John A. Rollwagen (9).................................    315,069      *
   Directors and executive officers as a group (9
    persons) (10)........................................ 27,635,724   45.3

   5% Stockholders:
   1267104 Ontario, Limited..............................  3,264,094    5.4

--------
  *  Less than 1% ownership.

 (1) Includes 1,723,716 shares of our common stock held directly by Mr. Estakhri and 1,076,284 shares of our common stock held jointly by Mr. Estakhri and his wife. Also includes an option to purchase 50,000 shares of our common stock which is exercisable within 60 days of April 10, 2001.

 (2) Includes an option to purchase 50,000 shares of our common stock which is exercisable within 60 days of April 10, 2001.

 (3) Includes an option to purchase 100,000 shares of our common stock which is immediately exercisable.

 (4) Includes an option to purchase 50,000 shares of our common stock which is immediately exercisable and an option to purchase 18,750 shares of our common stock which is exercisable within 60 days of April 10, 2001.

 (5) Includes options to purchase 95,000 shares of our common stock which are immediately exercisable and an option to purchase 12,500 shares of our common stock which is exercisable within 60 days of April 10, 2001.

 (6) Includes 4,801,177 shares of our common stock owned by St. Paul Venture Capital IV, LLC, 2,086,339 shares of our common stock owned by St. Paul Venture Capital V, LLC and 194,760 shares of our common stock owned by St. Paul Venture Capital Affiliates Fund I, LLC. Also includes warrants to purchase 246,146 shares of our common stock held by St. Paul Venture Capital V, LLC, a warrant to purchase 60,781 shares of our common stock held by St. Paul Venture Capital IV, LLC and a warrant to purchase 1,719 shares of our common stock held by St. Paul Venture Capital Affiliates Fund I, LLC, each of which is immediately exercisable. St. Paul Venture Capital, Inc. has sole voting and investment power over all of these shares by virtue of it being a manager of each of the funds. Decisions are made by a committee of executive officers of St. Paul Venture Capital, Inc. consisting of at least three of the following individuals:
     Brian Jacobs, Patrick A. Hopf, Fredric Boswell, Everett Cox, Michael Gorman, James Simons, Rod Randall, Bill Cadogan, Dave Stassen, Mary Jeffries and Zenas Hutcheson. Mr. Jacobs and the other executive officers of St. Paul Venture Capital, Inc. disclaim any beneficial interest of these shares except to the extent of any individual interest in such shares. The address of each of the entities affiliated with St. Paul Venture Capital, Inc. is 10400 Viking Drive, Suite 550, Eden Prairie, MN 55344.

 (7) Represents 6,440,653 shares of our common stock and a warrant to purchase 43,735 shares of our common stock, which is immediately exercisable, owned by Thomvest Holdings Inc., of which Mr. Dodds is a Vice President. Mr. Dodds disclaims any beneficial interest in these shares except to the extent of any individual interest in such shares. The address of Thomvest Holdings Inc. is 65 Queen Street West, Suite 2400, Toronto, Ontario, Canada M5H 2M8.

 (8) Represents 6,177,845 shares of our common stock and a warrant to purchase 6,250 shares of our common stock, which is immediately exercisable, owned by APV Technology Partners II, L.P., with which Mr. Stewart is affiliated by virtue of his being a general partner, manager or principal, or a general partner, manager or principal of the general partner or managing member, of such fund. Peter G. Bodine and Spencer C. Tall are each Managing Members of APV Technology Partners II, L.P. and share voting control of such fund with Mr. Stewart. Messrs. Stewart, Bodine and Tall disclaim any beneficial interest in such shares except to the extent of any individual interest in such shares. The address of APV Technology Partners II, L.P. is 535 Middlefield Road, Suite 150, Menlo Park, CA 94025.

 (9) Represents 173,696 shares of our common stock owned by the John A. Rollwagen Revocable Trust, 75,000 shares of our common stock owned by an individual retirement account for the benefit of Mr. Rollwagen, 57,746 shares of our common stock owned by the Rollwagen Family Limited Partnership and 8,627 shares of our common stock owned by the Beverly J. Rollwagen Revocable Trust.

(10) Represents warrants to purchase an aggregate of 358,631 shares of our common stock, each of which is immediately exercisable, and options to purchase an aggregate of 376,250 shares of our common stock, each of which is exercisable within 60 days of April 10, 2001.

                            EXECUTIVE COMPENSATION

Summary Compensation

   The following table presents information about the compensation awarded to, earned by or paid to (i) our Chief Executive Officer and (ii) our four other most highly compensated executive officers as of December 31, 2000 whose salary and bonus for fiscal 2000 was more than $100,000. We do not grant stock appreciation rights and have no long-term compensation benefits other than stock options.

                          Summary Compensation Table

                                                                          Long-Term
                                     Annual Compensation             Compensation Awards
                              ------------------------------------- -----------------------
                                                                    Restricted   Securities
Name and Principal                                   Other Annual     Stock      Underlying
Position                 Year  Salary      Bonus   Compensation (1)  Award(s)     Options
------------------       ---- --------    -------- ---------------- ----------   ----------
John H. Reimer.......... 2000 $259,962    $355,000      $5,199       400,000(2)   400,000
 President and Chief     1999  252,000      45,000       5,271           --           --
 Executive Officer

Petro Estakhri.......... 2000  220,769     220,000       4,415       400,000(2)   400,000
 Chief Technology        1999  180,106      76,000       4,313           --           --
 Officer and Executive
 Vice President,
 Engineering

Eric B. Stang........... 2000  208,654      40,000       4,173           --       100,000
 Chief Operating Officer 1999  200,000(3)      --        2,151           --       800,000

Ronald H. Bissinger..... 2000  172,308      52,000       3,454           --       200,000
 Vice President, Finance 1999  165,000(4)      --        1,546           --       400,000
 and Chief Financial
 Officer

Eric S. Whitaker........ 2000  135,161     120,000       2,704           --       195,000
 Vice President,         1999      -- (5)      --          --            --        85,000
 Technology Licensing,
 General Counsel and
 Secretary

--------
(1) These amounts consist of supplemental payments made by us to the named individuals to subsidize medical expenses not reimbursed by insurance and, for 1999, the fair market value of a digital camera given by us to the named individuals.

(2) Messrs. Reimer and Estakhri each purchased 400,000 shares of our restricted common stock in January 2000 at a price of $2.00 per share, which represented our board of directors' determination of the fair market value of our common stock as of such date. As of December 29, 2000, the value of each of these restricted stock awards was $375,000 based on the closing price of our common stock on the Nasdaq National Market on such date.

(3) Mr. Stang joined us on November 8, 1999. As of December 31, 1999, we had paid Mr. Stang an actual salary of $30,769.

(4) Mr. Bissinger joined us on December 20, 1999. As of December 31, 1999, we had paid Mr. Bissinger an actual salary of $3,273.

(5) Mr. Whitaker joined us on December 21, 1999 but did not receive any salary payments until January 1, 2000.

Option Grants in Fiscal 2000

   The following table sets forth grants of stock options made during 2000 to the executive officers named in the Summary Compensation Table.

   Potential realizable values are calculated by:

  . Multiplying the number of shares of common stock subject to a given option by the exercise price per share of our common stock on the date of grant;

  . Assuming that the aggregate option exercise price derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option; and

  . Subtracting from that result the aggregate option exercise price.

   The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not reflect our estimate or projections of future stock price growth.

   The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of approximately 5,046,211 shares of common stock granted to employees during 2000. The options shown in the table were granted at fair market value, are incentive stock options (to the extent permitted under the Internal Revenue Code) and will expire ten years from the date of grant. Except as set forth below, the shares vest as to 25% of the shares on the one-year anniversary of the date of grant and as to 2.083% of the shares each month after that so long as the executive officer remains employed by us. Options are subject to earlier termination upon termination of the option holder's employment.

                         Option Grants in Fiscal 2000

                                       Individual Grants
                         -----------------------------------------------
                                                                         Potential Realizable
                                                                           Value at Assumed
                         Number of     Percent of                        Annual Rates of Stock
                         Securities   Total Options                       Price Appreciation
                         Underlying    Granted to   Exercise                for Option Term
                          Options     Employees in    Price   Expiration ---------------------
Name                      Granted         2000      Per Share    Date        5%        10%
----                     ----------   ------------- --------- ---------- ---------- ----------
John H. Reimer..........  400,000(1)       7.9%       $5.25    11/13/10  $1,320,679 $3,346,859
Petro Estakhri..........  400,000(1)       7.9         5.25    11/13/10   1,320,679  3,346,859
Eric B. Stang...........  100,000          2.0         3.00     1/20/10     188,668    478,123
Ronald H. Bissinger.....   50,000          1.0         3.00     1/20/10      94,334    239,061
Ronald H. Bissinger.....  150,000(1)       3.0         5.25    11/13/10     495,255  1,255,072
Eric S. Whitaker........   15,000          0.3         8.00     3/16/10      75,467    191,249
Eric S. Whitaker........   80,000          1.6         6.00      4/6/10     301,869    764,996
Eric S. Whitaker........  100,000(1)       2.0         5.25    11/13/10     330,170    836,715

--------
(1) Shares vest ratably over a 48-month period ending on November 14, 2004 so long as the executive officer remains employed by us.

Option Exercises

   The following table sets forth the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2000 by the executive officers named in the Summary Compensation Table. The table also includes the values of "in-the-money" options that represent the positive difference between the exercise price of the outstanding stock option and the fair market value of the shares subject to the option at fiscal year-end. The fair market value is based on $0.9375 per share, which was the closing price of our common stock as reported on the Nasdaq National Market on December 29, 2000, the last day of trading for 2000. No executive officer named in the Summary Compensation Table exercised any of his stock options in 2000.

     Aggregate Option Exercises in Fiscal 2000 and Fiscal Year-End Values

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised    In-the-Money Options at
                                Options at Year-End            Year-End
                             ------------------------- -------------------------
   Name                      Exercisable Unexercisable Exercisable Unexercisable
   ----                      ----------- ------------- ----------- -------------
   John H. Reimer...........     8,333      391,667         --           --
   Petro Estakhri...........     8,333      391,667         --           --
   Eric B. Stang............   100,000          --          --           --
   Ronald H. Bissinger......    53,125      146,875         --           --
   Eric S. Whitaker.........    97,083       97,917         --           --

Employment Contracts and Change in Control Arrangements; Officer Loans

   All of our employees are at-will employees, which means that either we or our employees may terminate the employment relationship at any time for any reason.

   John H. Reimer. We entered into an employment offer letter on September 4, 1997 with John H. Reimer, our President and Chief Executive Officer. This letter established Mr. Reimer's initial annual base salary at $240,000 and his eligibility for a bonus of up to $120,000 per year based upon his achievement of specified performance goals. The offer letter also provided for Mr. Reimer's election to the board of directors and for reimbursement of his relocation expenses. On June 5, 1998, Mr. Reimer purchased 2,400,000 shares of our common stock at a purchase price of $0.08 per share. The shares purchased by Mr. Reimer are subject to our right to repurchase the shares upon termination of his employment. Our repurchase right lapsed with respect to 600,000 shares on June 5, 1998, 600,000 shares on July 15, 1998 and lapses with respect to the remaining shares ratably over a 24-month period ending on July 15, 2000. On June 5, 1998, we loaned Mr. Reimer $192,000 to purchase these shares, all of which remains outstanding. This loan is secured by a stock pledge and security agreement in connection with this purchase of our common stock. This loan accrues interest at a rate of 6.23% and is due on or before the earlier of July 15, 2002 or the termination of Mr. Reimer's employment.

   On January 17, 2000, Mr. Reimer purchased an additional 400,000 shares of our common stock at a purchase price of $2.00 per share. These shares are also subject to our right to repurchase the shares upon termination of his employment. Our repurchase right lapses ratably with respect to these shares over a 48-month period ending on January 17, 2004. In connection with this purchase of our common stock, on January 17, 2000, we loaned Mr. Reimer $800,000 secured by a stock pledge and security agreement, all of which remains outstanding. This loan accrues interest at a rate of 6.21% and is due on or before the earlier of (1) January 17, 2004, (2) the termination of Mr. Reimer's employment or (3) a change of control of Lexar Media.

   On November 14, 2000, we granted Mr. Reimer an option to purchase 400,000 shares of our common stock at an exercise price of $5.25 per share. This option vests ratably over a 48-month period ending on November 14, 2004. In the event that Mr. Reimer is terminated following a change of control of Lexar Media, all of the shares issued upon exercise of the option will vest immediately.

   On March 2, 2001, we granted Mr. Reimer an additional option to purchase 750,000 shares of our common stock at an exercise price of $1.03 per share. Of these shares, 187,500 vest on March 2, 2002 and the remainder vest ratably over a 36-month period ending on March 2, 2005. In the event that Mr. Reimer is terminated following a change of control of Lexar Media, all of the shares issued upon exercise of the option will vest immediately. If we terminate Mr. Reimer's employment without cause or change his compensation or responsibilities without his concurrence, we must continue to pay his base salary for twelve months or until he finds other employment, whichever occurs first, and Mr. Reimer will be granted full vesting with respect to his outstanding options and an additional 18 months of vesting with respect to the outstanding stock issued to him in connection with his June 5, 1998 and January 17, 2000 restricted stock purchases.

   Petro Estakhri. We executed an employment agreement on September 19, 1996 with Petro Estakhri, our Chief Technology Officer and Executive Vice President, Engineering. This agreement established Mr. Estakhri's initial annual base salary at $125,000. On November 19, 1996, we granted Mr. Estakhri an option to purchase 602,324 shares of our common stock at an exercise price of $0.16 per share. Of these shares, 150,581 vested on November 19, 1997 and the remainder vested ratably over a 36-month period ending on November 19, 2000. On December 2, 1999, we loaned Mr. Estakhri $96,372 to purchase these shares, all of which remains outstanding. This loan is secured by a stock pledge and security agreement in connection with the exercise of these options. The loan accrues interest at a rate of 6.20% and is due on or before the earlier of (1) December 2, 2003, (2) the termination of Mr. Estakhri's employment or (3) a change of control of Lexar Media.

   On June 5, 1998, Mr. Estakhri purchased 1,076,284 shares of our common stock at a purchase price of $0.08 per share. These shares were subject to our right to repurchase the shares upon termination of his employment. Our repurchase right lapsed with respect to 269,071 shares on July 15, 1998 and expired ratably as to the remaining shares over a 36-month period ending on July 15, 2000. On June 5, 1998, we loaned Mr. Estakhri $86,103 to purchase these shares, all of which remains outstanding. This loan is secured by a stock pledge and security agreement in connection with this purchase of our common stock. This loan accrues interest at a rate of 6.23% and is due on or before the earlier of July 15, 2002 or the termination of Mr. Estakhri's employment.

   On January 17, 2000, Mr. Estakhri purchased an additional 400,000 shares of common stock at a purchase price of $2.00 per share. These shares are also subject to our right to repurchase the shares upon termination of his employment. Our repurchase right lapses ratably with respect to these shares over a 48-month period ending on January 17, 2004. In connection with this purchase of our common stock, on January 17, 2000, we loaned Mr. Estakhri $800,000 secured by a stock pledge and security agreement, all of which remains outstanding. This loan accrues interest at a rate of 6.21% and is due on or before the earlier of (1) January 17, 2004, (2) the termination of Mr. Estakhri's employment or (3) a change of control of Lexar Media.

   On November 14, 2000, we granted Mr. Estakhri an additional option to purchase 400,000 shares of our common stock at an exercise price of $5.25 per share. This option vests ratably over a 48-month period ending on November 14, 2004. In the event that Mr. Estakhri is terminated following a change of control of Lexar Media, all of the shares issued upon exercise of the option will vest immediately.

   On March 2, 2001, we granted Mr. Estakhri an additional option to purchase 750,000 shares of our common stock at an exercise price of $1.03 per share. Of these shares, 187,500 vest on March 2, 2002 and the remainder vest ratably over a 36-month period ending on March 2, 2005. In the event that Mr. Estakhri is terminated following a change of control of Lexar Media, all of the shares issued upon exercise of the option will vest immediately. If we terminate Mr. Estakhri's employment without cause or change his compensation or responsibilities without his concurrence, we must continue to pay his base salary for 12 months or until he finds other employment, whichever occurs first, and Mr. Estakhri will be granted full vesting with respect to his outstanding options and an additional 18 months of vesting with respect to the outstanding stock issued to him in connection with his June 5, 1998 and January 17, 2000 restricted stock purchases.

   Ronald H. Bissinger. We entered into an employment offer letter on December 15, 1999 with Ronald H. Bissinger, our Chief Financial Officer and Executive Vice President, Finance. This letter established Mr. Bissinger's initial annual base salary at $165,000 and his eligibility for a bonus based upon his achievement of specified performance goals. Under this offer letter, on December 20, 1999, Mr. Bissinger was granted an option to purchase 400,000 shares of our common stock at an exercise price of $2.00 per share. Of these shares, 100,000 vested on December 20, 2000 and the remainder vest ratably over a 36-month period ending on December 20, 2003. In addition, we entered into an employment agreement with Mr. Bissinger pursuant to which we have agreed to repurchase all of his unvested shares in the event of his termination, and, if Mr. Bissinger is terminated following a change of control of Lexar Media, 100% of the shares issued upon exercise of the option will vest immediately. On December 27, 1999, we loaned Mr. Bissinger $800,000 to purchase these shares, all of which remains outstanding. This loan is secured by a stock pledge and security agreement in connection with the exercise of these options. This loan accrues interest at a rate of 6.20% and is due on or before the earlier of (1) December 27, 2003, (2) 45 days after the termination of Mr. Bissinger's employment or (3) a change of control of Lexar Media.

   On January 21, 2000, we granted Mr. Bissinger an additional option to purchase 50,000 shares of our common stock at an exercise price of $3.00 per share. Of these shares, 12,500 vested on January 21, 2001 and the remainder vest ratably over a 36-month period ending on January 21, 2004. In the event that Mr. Bissinger is terminated following a change of control of Lexar Media, all of the shares issued upon exercise of the option will vest immediately.

   On November 14, 2000, we granted Mr. Bissinger an additional option to purchase 150,000 shares of our common stock at an exercise price of $5.25 per share. This option vests ratably over a 48-month period ending on November 14, 2004. In the event that Mr. Bissinger is terminated following a change of control of Lexar Media, all of the shares issued upon exercise of the option will vest immediately.

   On March 2, 2001, we granted Mr. Bissinger an additional option to purchase 75,000 shares of our common stock at an exercise price of $1.03 per share. Of these shares, 18,750 vest on March 2, 2002 and the remainder vest ratably over a 36-month period ending on March 2, 2005. In the event that Mr. Bissinger is terminated following a change of control of Lexar Media, all of the shares issued upon exercise of the option will vest immediately. If we terminate Mr. Bissinger's employment without cause or if we materially reduce his benefits, materially increase or decrease his duties or authority or require that he perform his duties more than 25 miles from his principal place of work, we must continue to pay his base salary for six months or until he finds other employment, whichever occurs first, and Mr. Bissinger will be granted an additional 12 months of vesting with respect to his outstanding stock and options.

   Eric B. Stang. We entered into an employment offer letter on November 8, 1999 with Eric B. Stang, our Chief Operating Officer. This letter established Mr. Stang's initial annual base salary at $200,000 and his eligibility for a bonus based upon his achievement of specified performance goals. The offer letter also provided for Mr. Stang's election to the board of directors. Under this offer letter, on November 29, 1999, Mr. Stang was granted an option to purchase 800,000 shares of our common stock at an exercise price of $0.50 per share. Of these shares, 200,000 vested on November 8, 2000 and the remainder vest ratably over a 36-month period ending on November 8, 2003. In addition, we entered into an employment agreement with Mr. Stang pursuant to which we have agreed to repurchase all of his unvested shares in the event of his termination, and, if Mr. Stang is terminated following a change of control of Lexar Media, all of the shares issued upon exercise of the option will vest immediately. On November 30, 1999, we loaned Mr. Stang $400,000 to purchase these shares, all of which remains outstanding. This loan is secured by a stock pledge and security agreement in connection with the exercise of this option. This loan accrues interest at a rate of 6.08% and is due on or before the earlier of (1) November 30, 2003, (2) 45 days after the termination of Mr. Stang's employment or (3) a change of control of Lexar Media.

   On January 21, 2000, we granted Mr. Stang an additional option to purchase 100,000 shares of our common stock at an exercise price of $3.00 per share. Of these shares, 25,000 vested on January 21, 2001 and the remainder vest ratably over a 36-month period ending on January 21, 2004. In the event that Mr. Stang is terminated following a change of control of Lexar Media, all of the shares issued upon exercise of the option will vest immediately.

   On March 2, 2001, we granted Mr. Stang an additional option to purchase 210,000 shares of our common stock at an exercise price of $1.03 per share. Of these shares, 52,500 vest on March 2, 2002 and the remainder vest ratably over a 36-month period ending on March 2, 2005. In the event that Mr. Stang is terminated following a change of control of Lexar Media, all of the shares issued upon exercise of the option will vest immediately. If we terminate Mr. Stang's employment without cause or if we materially reduce his benefits, materially increase or decrease his duties or authority or require that he perform his duties more than 25 miles from his principal place of work, we must continue to pay his base salary for six months or until he finds other employment, whichever occurs first, and Mr. Stang will be granted an additional 12 months of vesting with respect to his outstanding stock and options.

   Eric S. Whitaker. We entered into an employment offer letter on December 17, 1999 with Eric S. Whitaker, to serve as our Assistant General Counsel and Director of Legal Affairs. Mr. Whitaker has served as our General Counsel and Secretary since April 2000 and our Vice President, Technology Licensing since November 2000. This offer letter established Mr. Whitaker's initial annual base salary at $125,000 and his eligibility for a bonus based upon his achievement of specified performance goals. Under this offer letter, on December 21, 1999, Mr. Whitaker was granted an option to purchase 85,000 shares of our common stock at an exercise price of $2.00 per share. Of these shares, 21,250 vested on December 21, 2000 and the rest vest ratably over a 36-month period ending on December 21, 2003. In the event that Mr. Whitaker is terminated following a change of control of Lexar Media, 100% of the shares issued upon exercise of the option will vest immediately. On December 27, 1999, we loaned Mr. Whitaker $170,000 to purchase these shares, all of which remains outstanding. This loan is secured by a stock pledge and security agreement in connection with the exercise of this option. This loan accrues interest at a rate of 6.20% and is due on or before the earlier of (1) December 27, 2003, (2) 30 days after the termination of Mr. Whitaker's employment or (3) a change of control of Lexar Media.

   On March 17, 2000, we granted Mr. Whitaker an additional option to purchase 15,000 shares of our common stock at an exercise price of $8.00 per share. Of these shares, 3,750 vested on March 17, 2001 and the remainder vest ratably over a 36-month period ending on March 17, 2004. In the event that Mr. Whitaker is terminated following a change of control of Lexar Media, all of the shares issued upon exercise of the option will vest immediately.

   On April 7, 2000, we granted Mr. Whitaker an additional option to purchase 80,000 shares of our common stock at an exercise price of $6.00 per share. Of these shares, 20,000 vested on April 7, 2001 and the remainder vest ratably over a 36-month period ending on April 7, 2004. In the event that Mr. Whitaker is terminated following a change of control of Lexar Media, all of the shares issued upon exercise of the option will vest immediately.

   On November 14, 2000, we granted Mr. Whitaker an additional option to purchase 100,000 shares of our common stock at an exercise price of $5.25 per share. This option vests ratably over a 36-month period ending on November 14, 2004. In the event that Mr. Whitaker is terminated following a change of control of Lexar Media, all of the shares issued upon exercise of the option will vest immediately.

   On March 2, 2001, we granted Mr. Whitaker an additional option to purchase 125,000 shares of our common stock at an exercise price of $1.03 per share. Of these shares, 31,250 vest on March 2, 2002 and the remainder vest ratably over a 36-month period ending on March 2, 2005. In the event that Mr. Whitaker is terminated following a change of control of Lexar Media, all of the shares issued upon exercise of the option will vest immediately. If we terminate Mr. Whitaker's employment without cause, we must continue to pay his base salary for six months or until he finds other employment, whichever occurs first, and Mr. Whitaker will be granted an additional six months of vesting with respect to his outstanding stock and options.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The compensation committee currently consists of William J. Stewart and Brian D. Jacobs, neither of whom has any interlocking relationships as defined by the Securities and Exchange Commission. See "Related Party Transactions" below for a discussion of our financing transactions in which the members of the compensation committee had an interest.

                       REPORT ON EXECUTIVE COMPENSATION

   This report on executive compensation is required by the Securities and Exchange Commission. It shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference. Also, it shall not otherwise be deemed soliciting material or filed under these Acts.

   The compensation committee of the board makes decisions regarding executive compensation and stock option grants to executives and other employees. The committee is composed of two independent non-employee directors, neither of whom has any interlocking relationships as defined by the Securities and Exchange Commission. Although the Chief Executive Officer attends some of the meetings of the compensation committee, he does not participate in deliberations that relate to his own compensation.

General Compensation Policy

   The compensation committee acts on behalf of the board to establish our general compensation policy for all of our employees. The committee typically reviews and establishes base salary levels and target bonuses for our Chief Executive Officer and our other executive officers and key employees. The compensation committee also makes grants of stock options to executive officers, including our Chief Executive Officer and other employees. The committee also administers our incentive and equity plans, including the 2000 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan.

   The committee's compensation philosophy for executive officers, including our Chief Executive Officer, is to relate compensation directly to corporate performance, while providing a total compensation package that is competitive and enables us to attract, motivate, reward and retain key executives and employees. Our compensation policy, which applies to executive officers and our other employees, relates a portion of each individual's total compensation to our revenue and profit objectives as well as individual objectives set at the beginning of the year. Consistent with this policy, a designated portion of the compensation of our executive officers is contingent on corporate performance and, in the case of certain executive officers, is also based on the individual officer's performance, as determined by the committee in its discretion. Each executive officer's compensation package may, in one or more years, be comprised of the following three elements:

  . base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in the San Francisco Bay Area that are of comparable size to Lexar Media and with which Lexar Media competes for executive personnel;

  . annual variable performance awards, such as bonuses, payable in cash, tied to the achievement of performance goals, financial or otherwise, established by the compensation committee; and

  . long-term equity incentives to strengthen the mutuality of interests between Lexar Media's executive officers and its stockholders.

   The committee determines base salaries, incentive compensation and stock option grants of the executive officers based in part on its review of independent surveys of prevailing compensation practices among high-technology companies with whom Lexar Media competes for executive personnel. To this end, the committee attempts to compare the compensation of our executive officers with comparable survey positions and the compensation practices of comparable companies to determine base salary, target bonuses and target total cash compensation.

   The committee reviews this competitive market information with the Chief Executive Officer for each executive level position and within the committee as to the Chief Executive Officer. In addition, the committee reviews each executive officer's performance for the last year and objectives for the next year, together with the executive officer's responsibility level and our fiscal performance compared to objectives for the last year and our performance targets for the next year. The relative weight given to these factors varies with each individual at the discretion of the committee.

2000 Executive Compensation

   Base Compensation. Salaries for executive officers for fiscal 2000 were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

   Incentive Compensation. Cash bonuses for fiscal 2000 were awarded to the extent that an executive officer achieved predetermined individual objectives and we have met predetermined revenue and profit objectives set at the beginning of the year. The Chief Executive Officer's subjective judgment of executives' performance (other than his own) is taken into account in determining whether those individual objectives have been satisfied. Performance is measured at the end of the year. For 2000, certain senior executive officers were granted incentive bonus payments for achievement of significant financing and engineering milestones, in addition to the settlement of our litigation with SanDisk Corporation and the achievement of important operating goals of the company.

   Stock Options. Stock options are an essential element of our executive compensation package. The committee believes that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing employees and management on increasing stockholder value. The actual value of the equity-based compensation depends entirely on appreciation of our common stock. Stock options have value for the executive only if the price of our common stock increases above the fair market value on the grant date and the executive remains in our employ for the period required for the options to vest. Substantially all of our full-time employees are granted employee stock options.

   In 2000, we granted stock options to executive officers to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins us, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The committee may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is within the discretion of the committee and is based on anticipated future contribution and ability to impact corporate results, past performance or consistency within the executive's peer group. In the discretion of the committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of our common stock on the date of grant.

   For 2001, the compensation committee will be considering whether to grant future options to executive officers based on the factors described above, with particular attention to company-wide management objectives and the executive officers' success in obtaining specific individual financial and operational objectives established or to be established for 2001, to our revenue and profit expectations and to the number of unvested options or shares held by the executive officers.

Chief Executive Officer Compensation

   The compensation committee has reviewed, and intends to continue to review annually, the performance and compensation of our Chief Executive Officer, John H. Reimer, according to the criteria and procedures described above. As of December 31, 2000, Mr. Reimer's base salary was $275,000, and his incentive compensation for 2000 was $325,000, 96% of his incentive compensation goal of $337,500 for the year 2000. The compensation committee also granted Mr. Reimer an additional bonus of $30,000 in connection with his contributions associated with the settlement of our litigation with SanDisk Corporation.

   In January 2000 and November 2000, the board and the compensation committee, respectively, reviewed Mr. Reimer's performance as well as his equity compensation package. Based on such reviews, Mr. Reimer was granted a restricted stock award to purchase 400,000 shares of our common stock on January 17, 2000 and an option to purchase an additional 400,000 shares of our common stock on November 14, 2000. The restricted stock award is subject to our right to repurchase the shares upon termination of Mr. Reimer's employment. Such repurchase right lapses ratably with respect to these shares over a 48-month period ending on January 17, 2004. The option vests ratably over a 48-month period ending on November 14, 2004. All of these shares were granted at 100% of the fair market value of such stock. These grants were intended to maintain the overall competitiveness of Mr. Reimer's compensation package and to strengthen the alignment of Mr. Reimer's interests with those of our stockholders.

Compliance with Section 162(m) of the Internal Revenue Code

   Having considered the requirements of Section 162(m), the committee believes that grants made under the 2000 Equity Incentive Plan meet the requirements for performance-based grants as defined in Section 162(m). We intend to comply with the requirements of Section 162(m) of the Internal Revenue Code for 2001. We do not expect cash compensation for 2001 to any of our executive officers to be more than $1,000,000 or consequently affected by the requirements of Section 162(m).

COMPENSATION COMMITTEE

William J. Stewart
Brian D. Jacobs

                        COMPANY STOCK PRICE PERFORMANCE

   The stock price performance graph below is required by the Securities and Exchange Commission. It shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference. Also, it shall not otherwise be deemed soliciting material or filed under these Acts.

   The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and a peer group consisting of M-Systems Flash Disk Pioneers Ltd., SanDisk Corporation and SmartDisk Corporation. The graph assumes that $100 was invested in our common stock, the Nasdaq Stock Market (U.S.) Index and the peer group described above, weighted according to each company in the peer group's stock market capitalization at the beginning of the period, on August 15, 2000, the date of our initial public offering, and calculates the annual return through December 31, 2000. The stock price performance shown in the graph below is based on historical data and does not necessarily indicate future stock price performance.

  COMPARISON OF 4 MONTH (8/15/00 TO 12/31/00) CUMULATIVE TOTAL RETURN* AMONG
   LEXAR MEDIA, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

                              [PERFORMANCE GRAPH]

                                         CUMULATIVE TOTAL RETURN
                                         8/15/00        12/31/00
LEXAR MEDIA, INC..............            100.00          11.73
NASDAQ STOCK MARKET (U.S).....            100.00          63.76
PEER GROUP....................            100.00          41.67
--------
* $100 invested on 8/15/00 in stock, index or peer group including reinvestment of dividends. Fiscal year ending December 31, 2000.

                          RELATED PARTY TRANSACTIONS

   Other than the compensation arrangements, including officer loans, described where required in "Director Compensation" and "Executive Compensation" and the transactions described below, since January 1, 2000, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of his or her immediate family had or will have a direct or indirect material interest.

Financing Transactions

   In May, June and July 2000, we borrowed approximately $13.3 million from six of our stockholders in the form of promissory notes, with interest on the notes accruing at a rate of 6% per year. In connection with this transaction, we issued to these stockholders warrants to purchase an aggregate of 644,395 shares of our common stock at an exercise price of $3.09 per share. In addition, under the terms of the warrants, these stockholders had the right to purchase additional shares of our common stock, in monthly installments, at a price of $8.00 per share for up to 12 months from the issue date of the respective promissory notes so long as the principal on the promissory notes remained outstanding. Because we repaid the promissory notes in full in September 2000, these stockholders had the right to purchase an aggregate of up to 344,771 additional shares of our common stock subject to these warrants.

   Three of the stockholders to whom these warrants were issued are affiliated with certain of our directors as set forth below and each is a holder of 5% or more of our common stock:

                              Note       Common Stock      Price    Expiration
   Warrant Holder            Amount   Subject to Warrant Per Share     Date
   --------------           --------- ------------------ --------- ------------
   APV Technology Partners
    II, L.P (1)............ $ 300,000       14,563         $3.09   May 31, 2005
                                            12,500          8.00   May 31, 2005
   St. Paul Venture
    Capital, V, LLC (2).... 3,075,000      149,271          3.09   May 31, 2005
                                            96,875          8.00   May 31, 2005
   Thomvest Holdings Inc
    (3).................... 1,399,545       67,939          3.09   May 31, 2005
                                            58,314          8.00   May 31, 2005

--------
(1)Affiliated with William J. Stewart

(2)Affiliated with Brian D. Jacobs

(3)Affiliated with William T. Dodds

                             STOCKHOLDER PROPOSALS

   Proposals of stockholders intended to be presented at our 2002 Annual Meeting of Stockholders must be received at our principal executive offices no later than December 31, 2001 in order to be included in our proxy statement and form of proxy relating to that meeting. Stockholders wishing to bring a proposal before our 2002 Annual Meeting of Stockholders (but not include it in our proxy materials) must provide written notice of the proposal to the Secretary of Lexar Media at our principal executive offices by April 5, 2002. In addition, stockholders must comply with the procedural requirements in our bylaws. Under our bylaws, notice must be delivered to the Secretary of Lexar Media at our principal executive offices no less than 60 days and no more than 90 days before the first anniversary of the 2001 annual meeting. If the annual meeting in 2002 is more than 30 days before or more than 60 days after the first anniversary of the 2001 annual meeting, then stockholders must give us notice of any proposal no more than 90 days and no less than 60 days before the meeting or no more than 10 days after we publicly announce the date of the meeting. The stockholder's notice must specify, as to each proposed matter:
(a) a description of the business and reason for conducting the business at the meeting; (b) the name and address as they appear on our books of the stockholder proposing the business, or the name of the beneficial holder or other party on whose behalf the proposal is made; (c) the class and number of shares of our common stock owned by the stockholder or beneficial holder or other party on whose behalf the proposal is made; and (d) any material interest in the business of the stockholder or beneficial holder or other party on whose behalf the proposal is made. Stockholders can obtain a copy of our bylaws from us. The bylaws are also on file with the Securities and Exchange Commission. The proxy holders will vote all proxies received for the annual meeting in 2002 according to their judgment on all stockholder proposals that we receive after April 5, 2002.

                        COMPLIANCE UNDER SECTION 16(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16 of the Securities Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. The Securities and Exchange Commission regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2000.

                                OTHER BUSINESS

   The board does not intend to bring any other business before the meeting, and, so far as is known to the board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the proxy holders. A matter is considered properly brought before the 2001 annual meeting if we receive notice of the matter in the manner provided in our bylaws. Under our bylaws, notice must be delivered to the Secretary of Lexar Media at our principal executive offices no later than May 19, 2001.

Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares will be represented at the meeting.

                                                                     Appendix A

                               LEXAR MEDIA, INC.

           CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Mission Statement

   The audit committee will assist the board of directors in fulfilling its oversight responsibilities. The audit committee will review the financial reporting process, the system of internal control, the audit process, and the company's process for monitoring compliance with laws and regulations and with the code of conduct. In performing its duties, the committee will maintain effective working relationships with the board of directors, management, and the internal and external auditors. To effectively perform his or her role, each committee member will obtain an understanding of the detailed responsibilities of committee membership as well as the company's business, operations, and risks.

Organization

   The audit committee consists of Messrs. Bill Dodds, John Rollwagen and at least one other member who the full Board of Directors may appoint from time to time.

Roles and Responsibilities

Internal Control

  . Evaluate whether management is setting the appropriate tone at the top by communicating the importance of internal control and ensuring that all individuals possess an understanding of their roles and responsibilities

  . Focus on the extent to which internal and external auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of a systems breakdown

  . Gain an understanding of whether internal control recommendations made by internal and external auditors have been implemented by management

  . Ensure that the external auditors keep the audit committee informed about fraud, illegal acts, deficiencies in internal control, and certain other matters

Financial Reporting

 General

  . Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements

  . Ask management and the internal and external auditors about significant risks and exposures and the plans to minimize such risks

 Annual Financial Statements

  . Review the annual financial statements and determine whether they are complete and consistent with the information known to committee members; assess whether the financial statements reflect appropriate accounting principles

  . Pay particular attention to complex and/or unusual transactions such as restructuring charges and derivative disclosures

  . Focus on judgmental areas such as those involving valuation of assets and liabilities and other commitments and contingencies

  . Meet with management and the external auditors to review the financial statements and the results of the audit

  . Consider management's handling of proposed audit adjustments identified by the external auditors

  . Review the MD&A and other sections of the annual report before its release and consider whether the information is adequate and consistent with members' knowledge about the company and its operations

  . Ensure that the external auditors communicate certain required matters to the committee

 Interim Financial Statements

  . Be briefed on how management develops and summarizes quarterly financial information

  . Meet with management and, if a pre-issuance review was completed, with the external auditors, either telephonically or in person, to review the interim financial statements and the results of the review (this may be done by the committee chairperson or the entire committee)

  . To gain insight into the fairness of the interim statements and disclosures, obtain explanations from management and from the internal and external auditors on whether:

   . Actual financial results for the quarter or interim period varied significantly from budgeted or projected results

   . Changes in financial ratios and relationships in the interim financial statements are consistent with changes in the company's operations and financing practices

   . Generally accepted accounting principles have been consistently applied

   . There are any actual or proposed changes in accounting or financial reporting practices

   . There are any significant or unusual events or transactions

   . The company's financial and operating controls are functioning effectively

   . The company has complied with the terms of loan agreements or security indentures

   . The interim financial statements contain adequate and appropriate disclosures

  . Ensure that the external auditors communicate certain required matters to the committee

 Compliance with Blue Ribbon Recommendations

  . Ensure all audit committee members are independent within the guidelines given.

  . Have the audit committee consisting of at least three members

  . Ensure each member is financially literate or becomes financially literate within a reasonable time after appointment.

  . Have at least one member with accounting or related financial management expertise.

  . Have this charter approved by the full Board and reviewed and reassessed on an annual basis.

  . Include a copy of this Charter as an Appendix to the company's proxy statement at least once every three years and ensure disclosure will be given in the proxy statement each year as to whether the audit committee members are independent and by which definition.

  . Understand that the audit committee, along with the board of directors have ultimate responsibility for selecting, evaluating and replacing the external auditors.

  . Take appropriate action in response to the external auditors' report to ensure the independence of the external auditors and discuss with the external auditors any disclosed relationships or services which may impact the external auditors independence and objectivity.

  . Discuss with the external auditors their judgments about the quality of the company's accounting principles as applied in its financial reporting.

  . Prepare a letter to the company's stockholders for inclusion in the company's annual proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time.

  . Discuss with the external auditors the results of the Statement of Auditing Standards No. 71 review prior to the filing of the Form 10-Q each quarter and preferably prior to any public announcement of financial results.

 Compliance with Laws and Regulations

  . Review the effectiveness of the system for monitoring compliance with laws and regulations, and the results of management's investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities

  . Periodically obtain updates from management, general counsel, and tax director regarding compliance

  . Be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements

  . Review the findings of any examinations by regulatory agencies, such as the Securities and Exchange Commission

 Compliance with Code of Conduct

  . Ensure that a code of conduct is formalized in writing and that all employees are aware of it

  . Evaluate whether management is setting the appropriate tone at the top by communicating the importance of the code of conduct and the guidelines for acceptable business practices

  . Review the program for monitoring compliance with the code of conduct

  . Periodically obtain updates from management and general counsel regarding compliance

 External Audit

  . Review the external auditors' proposed audit scope and approach

  . Review the performance of the external auditors and recommend to the board of directors the appointment or discharge of the external auditors

  . Review and confirm the independence of the external auditors by reviewing the non audit services provided and reviewing and discussing with the external auditors their annual communication of all relationships between the external auditors and the company that could be considered to bear on the independence of the external auditors, in accordance with professional standards

 Other Responsibilities

  . Meet with the external auditors, director of internal audit and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately

  . Ensure that significant findings and recommendations made by the internal and external auditors are received and discussed on a timely basis

  . Review, with the company's counsel, any legal matters that could have a significant impact on the company's financial statements

  . Review the policies and procedures in effect for considering officers' expenses and perquisites

  . If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist

  . Perform other oversight functions as requested by the full board

  . Review and update the charter; receive approval of changes from the board

Reporting Responsibilities

  . Regularly update the board of directors about committee activities and make appropriate recommendations

                                     PROXY

                               LEXAR MEDIA, INC.

                Annual Meeting of Stockholders -- June 5, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints John H. Reimer and Ronald H. Bissinger, as the Proxyholders, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock, $0.0001 par value per share, of Lexar Media, Inc. (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation (the "Meeting") to be held on Tuesday, June 5, 2001, at 9:00 a.m., local time, at the Fremont Marriott, 46100 Landing Parkway, Fremont, California and at any adjournment or postponement thereof.

     This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees and FOR the ratification of PricewaterhouseCoopers LLP and in accordance with the judgment and in the discretion of the persons named as Proxyholders herein on any other business that may properly come before the Meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14A-4(c) promulgated under the Securities Exchange Act of 1934.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

-------------------                                                                                   -------------------
    SEE RESERVE                   CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE                    SEE REVERSE
       SIDE                                                                                                   SIDE
-------------------                                                                                   -------------------

                                  DETACH HERE

[X]  Please mark       The Board of Directors unanimously recommends that you
     votes as in       vote FOR the Board of Director nominees and FOR the
     this example.     ratification of PricewaterhouseCoopers LLP.

1.   ELECTION OF DIRECTORS.

     Nominees:  John A. Rollwagen and William J. Stewart.

     [ ]  FOR all nominees    [ ]  WITHHOLD from all nominees

     To withhold authority to vote for any individual nominee, strike a line through that nominee's name.

2.   PROPOSAL TO RATIFY THE APPOINTMENT OF     FOR     AGAINST     ABSTAIN
     PRICEWATERHOUSECOOPERS LLP AS OUR
     INDEPENDENT ACCOUNTANTS FOR THE FISCAL    [ ]       [ ]         [ ]
     YEAR ENDING DECEMBER 31, 2001.

Please sign exactly as your name appears on this Proxy. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership. Please date this Proxy.

[ ]   MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Signature:                               Date:
          --------------------------          ----------------------------------

Printed Name:                            Address:
             -----------------------             -------------------------------

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

                                (Reverse Side)